Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-130755-04

Banc of America Commercial Mortgage Inc., Commercial Mortgage
Pass-Through Certificates, Series 2006-5 $2.243B NEW ISSUE CMBS

Joint Bks:       Banc of America Securities LLC/Bear, Stearns & Co. Inc.
Co-Lead Mgrs:    Banc of America Securities LLC/Bear, Stearns & Co. Inc./
                 Barclays Capital Inc.
Co-Mgrs:         Morgan Stanley / RBS Greenwich Capital/ SunTrust Capital
                 Markets, Inc.
Rating Agencies: Moody's and S&P

Class Size($mm)(MDY'S/S&P) WAL   Sprd     Yld    Cpn    Mod Dur    PX
A-1      67.0    Aaa/AAA   3.33   S+7   5.1130  5.1850  2.957   100.250362
A-2     411.0    Aaa/AAA   4.92   S+17  5.2266  5.3170  4.231   100.501726
A-3      46.8    Aaa/AAA   7.02   S+24  5.3393  5.3900  5.712   100.504144
A-AB     56.4    Aaa/AAA   6.76   S+23  5.3243  5.3790  5.519   100.503702
A-4     758.9    Aaa/AAA   9.54   S+24  5.3877  5.4140  7.281   100.504761
A-1A    230.2    Aaa/AAA   **NO LONGER AVAILABLE**
A-M     224.3    Aaa/AAA   9.91   S+27  5.4247  5.4480  7.483   100.504684
A-J     179.5    Aaa/AAA   9.91   S+30  5.4548  5.4770  7.475   100.500178
B        47.7    Aa2/AA    9.99   S+35  5.5063  5.4630  7.516   100.007500
C        25.2    Aa3/AA-   9.99   S+38  5.5363  5.5570  7.490   100.501949
XP    2,195.9    Aaa/AAA   5.55   T+70  5.2830  0.8320  2.801   3.312544

Expected Timing
  Settlement         -  October 12, 2006
  Dated Date         -  October 1, 2006
  First Cpn Payment  -  November 10, 2006
  Rated Final        -  September 10, 2047

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

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